Exhibit 99.1

Blucora Names Mimi Carsley as Interim Chief Financial Officer

IRVING, Texas, March 16, 2020 — Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people’s goals, announced today that Mimi Carsley has been named interim Chief Financial Officer as the company continues its nationwide search to fill the position on a permanent basis. A member of the Blucora team since 2018, Carsley has held a number of leadership roles inside the company including as Vice President, Financial Planning & Analysis and as CFO of its Avantax Wealth Management business unit. Her Blucora experience also includes having served as Vice President of Corporate Development and Integration Management Office where she helped with the successful acquisition and integration of 1st Global.

“I’m very pleased to have someone who has been so ingrained in our business and industry step into the important role of interim CFO,” said Chris Walters, chief executive officer of Blucora. “Her ability to manage complex financial situations – as with the integration of 1st Global – along with her extensive strategic experience makes her the right person to lead our finance function during this interim period as we conduct a thorough search process to identify a permanent CFO.”

Carsley’s distinguished career has included senior roles at leading companies, including serving as Chief Financial Officer for the Specialized Devices and Applications business group at Microsoft Corporation. While at Microsoft, she also held the roles of Director of Corporate Development and Strategy, Director of Strategic Corporate Finance, and Director of Portfolio Management responsible for overseeing the investment management of the company’s multi-billion-dollar portfolio.

Prior to joining Blucora, Carsley held various leadership roles at LPL Financial Holdings, including as Executive Vice President of Corporate Development and Treasurer as well as Senior Vice President and Chief of Staff. Before that, she was Chief Financial Officer and Chief Operating Officer at Bluewater Global Ltd., a boutique investment firm. Earlier in her career, Carsley was Assistant Vice President of Financial Security Assurance Inc. and as Assistant Portfolio Manager with JPMorgan Chase.

Ms. Carsley received a Bachelor of Arts in Economics from Skidmore College and holds a Series 27 certification.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates in two segments including wealth management, through its Avantax Wealth Management business (formerly operating under the HD Vest and 1st Global brands), the No. 1 tax-focused broker-dealer, with $71 billion in total client assets as of December 31, 2019, and tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and professional users. With integrated tax and wealth management, Blucora is uniquely positioned to provide better long-term outcomes for customers with holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Contact:

Bill Michalek

Blucora Investor Relations

(972) 870-6463